LOCK-UP AGREEMENT

              THIS LOCK-UP AGREEMENT (“Agreement”) is made and entered into as of March 7, 2008, by and among China Yida Holding, Co., a Delaware corporation (the “Company”), and the individuals listed on Schedule A attached hereto and made a part hereof (the “Stockholders”). (The Company and the Stockholders may sometimes be referred to herein singularly as a “party,” or collectively as, the “parties.”). Capitalized terms used herein have the respective meanings ascribed thereto in the Securities Purchase Agreement (as defined below) unless otherwise defined herein.

WHEREAS, the Stockholders are the holders of an aggregate of 44,895,822 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), as further set forth on Schedule A attached hereto and made a part hereof; and

WHEREAS, the Company has offered for sale (the “Offering”) certain shares of Common Stock and attached warrants to purchase shares of Common Stock in accordance with that certain Securities Purchase Agreement, dated as of even date herewith (the “Securities Purchase Agreement”), by and among the Company and the investors signatory thereto (the “Investors”); and

WHEREAS, it is a condition to the Offering that the Stockholders agree to “lock-up” the Shares, pursuant to the terms and conditions of this Agreement; and

WHEREAS, as an inducement to the Investors to enter into the Securities Purchase Agreement, the Chen Minhua (the “CYHC Shareholder”) has agreed to place an aggregate of 13,333,333 of the Shares (the “Escrow Shares”) into escrow for the benefit of the Investors in the event that the Company fails to satisfy the “FY07 Performance Threshold” and/or “FY08 Performance Threshold,” pursuant to the terms and conditions of a Make Good Agreement, dated as of even date herewith (the “Make Good Agreement”), by and among Pope Investments II LLC, a Delaware limited liability company (as the authorized agent of the Investors), the Company and the CYHC Shareholder.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Agreement to Retain the Shares.

(a)           The Stockholders hereby agree not to sell, assign, transfer, pledge, hypothecate, or otherwise dispose of any of the Shares until twelve (12) months from the effective date of the initial Registration Statement (the “Lock-Up Period”).

(b)           The foregoing restrictions are expressly agreed to and preclude the Stockholders from engaging in any hedging or other transactions which may lead to or result in a sale of any of the Shares during the Lock-Up Period, even if such Shares would be sold by someone other than a Stockholder.

Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box), any pledge or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares, without the prior written consent of the Investors.

(c)           The Stockholders agree and consent to the entry of stop transfer instructions with the Company’s transfer agent for the Company’s Common Stock against transfers of the Shares, if any, by a Stockholder in contravention of the restrictions set forth herein.  The Stockholders understand that the Company will rely upon the representations set forth in this Agreement in proceeding in connection with the Offering. The Stockholders understand that their agreement is irrevocable and shall be binding upon their heirs, legal representatives, successors and assigns.

(d)           Notwithstanding the foregoing, any Stockholder (for the purposes of this Section 1(d), the “Transferring Holder”) may, as applicable, transfer any or all of the Transferring Holder’s Shares, either during the Transferring Holder’s lifetime, or on the Transferring Holder’s death, by will or intestacy to the Transferring Holder’s “immediate family,” as defined in Rule 16a-1 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, or to a trust or other entity, the beneficiaries of which are exclusively such Transferring Holder and/or a member or members of the Transferring Holder’s “immediate family”; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement.

(e)           If any of the Escrow Shares are released to the Investors (“Released Shares”), pursuant to the terms and conditions of the Make Good Agreement, the Lock-Up Period shall be deemed to have automatically and permanently terminated with respect to such Released Shares.

(f)           This Agreement shall terminate at the earlier of (i) the expiration of the Lock-Up Period; or (ii) the termination of the Securities Purchase Agreement.

2.           Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Stockholders that this Agreement (a) has been authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company, and (b) constitutes the legal, valid and binding obligation of the Company.  Neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Company is bound, or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Company.

3.           Additional Documents.  The Stockholders and the Company hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company’s legal counsel to carry out the intent of this Agreement.

4.           Consent and Waiver.  The Stockholders hereby give any consents or waivers that are reasonably required for the consummation of the Offering under the terms of any agreement to which a Stockholder is a party, or pursuant to any rights a Stockholder may have.

5.           Miscellaneous.

(a)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

(c)           Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)           Specific Performance; Injunctive Relief.  The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

(e)           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

if to the Company, to:

China Yida Holding, Co.
RM 1302-3 13/F, Crocodile House II
55 Connaught Road Central
Hong Kong
Attn: Chen Minhua, Chief Executive Officer
Fax: + 86 591 28308388

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attn: Eric Stein, Esq.
Fax: (732) 577-1188

if to the Stockholders:

to the addresses set forth below their names on Schedule A, attachedhereto,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

(f)           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of New York without giving effect to principles of conflicts of law.

(g)           Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(i)           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(j)           Third-Party Beneficiaries.  The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

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IN WITNESS WHEREOF, the parties herein have executed this Agreement as of the date first set forth above.

COMPANY:

CHINA YIDA HOLDING, CO.

By:     /s/  Chen Minhua
Name:  Chen Minhua
Title:    Chairman and Chief Executive Officer

STOCKHOLDERS:

                                        /s/  Chen Minhua
Chen Minhua

                                                /s/  Fan Yanling
Fan Yanling

Schedule A

The Stockholders

Name and Address	Total Shares	Shares Subject to Lock-Up

Chen Minhua A2, Westlake Village, No. 19 Tongpan Road Fuzhou City, Fujian Province Peoples’ Republic of China 350001	22,447,911	22,447,911
Fan Yanling A2, Westlake Village, No. 19 Tongpan Road Fuzhou City, Fujian Province Peoples’ Republic of China 350001	22,447,911	22,447,911
TOTAL:	44,895,822	44,895,822